Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin® shareholders approve quarterly dividend through March 2022 and Garmin announces record date and payment date for June 2021 dividend installment

Schaffhausen, Switzerland / June 4, 2021/ Business Wire – At Garmin Ltd.’s annual shareholders’ meeting held today, approval was received from the shareholders in accordance with Swiss corporate law for a cash dividend in the amount of $2.68 per share (subject to adjustment in the event that the Swiss Franc weakens more than 35% relative to the USD), payable in four equal installments. The Board has determined that the June installment of the dividend will be paid as indicated below and currently anticipates the scheduling of the remaining quarterly dividends as follows:

Dividend Date	Record Date	$s per share
June 30, 2021	June 15, 2021	$0.67
September 30, 2021	September 15, 2021	$0.67
December 31, 2021	December 15, 2021	$0.67
March 31, 2022	March 15, 2022	$0.67

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About Garmin Ltd:

Engineered on the inside for life on the outside, Garmin products have revolutionized the aviation, automotive, fitness, marine and outdoor lifestyles. Dedicated to helping people make the most of the time they spend pursuing their passions, Garmin believes every day is an opportunity to innovate and a chance to beat yesterday. For more information, visit Garmin's virtual pressroom at garmin.com/newsroom, contact the Media Relations department at media.relations@garmin, or connect with us at facebook.com/garmin, twitter.com/garminnews, instagram.com/garmin or youtube.com/garmin.

Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in both the Annual Report on Form 10-K for the year ended December 26, 2020 and the Quarterly Report on Form 10-Q for the quarter ended March 27, 2021 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2020 Form 10-K and the Q1 2021 Form 10-Q can be downloaded from https://www.garmin.com/en-US/investors/sec/. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.